As filed with the Securities and Exchange Commission on June 1, 2026

Registration No. 333-281482

Registration No. 333-257162

Registration No. 333-219707

Registration No. 333-198021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

Flushing Financial Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	11-3209278
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

220 RXR Plaza

Uniondale, NY 11556

(Address of Principal Executive Offices) (Zip Code)

Flushing Financial Corporation 2014 Omnibus Incentive Plan

Flushing Financial Corporation 2024 Omnibus Incentive Plan

Flushing Bank 401(k) Savings Plan

(Full Title of the Plans)

Christopher D. Maher

OceanFirst Financial Corp.

110 West Front Street

Red Bank, New Jersey 07701

(732) 240-4500

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Effective June 1, 2026, Flushing Financial Corporation (the “Registrant”) was acquired by OceanFirst Financial Corp., a Delaware corporation (“Parent”), pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 29, 2025, by and among Parent, Apollo Merger Sub Corp., a Delaware corporation and wholly-owned Subsidiary of Parent (“Merger Sub”), and the Registrant. On the terms and subject to the conditions set forth in the Merger Agreement, (i) Merger Sub merged with and into the Registrant (the “First-Step Merger”), with the Registrant continuing as the surviving corporation in the First-Step Merger and a wholly-owned Subsidiary of Parent (the “Surviving Entity”), and (ii) immediately thereafter, the Surviving Entity merged with and into Parent (the “Second-Step Merger” and, together with the First-Step Merger, the “Mergers”), with Parent continuing as the surviving corporation in the Second-Step Merger (the “Surviving Corporation”).

As a result of the Mergers, the Registrant has terminated all offerings and sales of the Registrant’s securities under the below-listed Registration Statements on Form S-8 (the “Registration Statements”), which were previously filed with the Securities and Exchange Commission (the “SEC”). Accordingly, the Registrant is filing these Post-Effective Amendments (the “Post-Effective Amendments”) to the Registration Statements to deregister any and all securities registered but unsold or otherwise unissued thereunder:

1. Registration Statement on Form S-8 (Registration No. 333-281482), filed with the SEC on August 12, 2024, registering the offer and sale of 974,000 shares of the Registrant’s common stock, $0.01 par value per share (“Common Stock”), under the Flushing Financial Corporation 2024 Omnibus Incentive Plan and 1,000,000 shares of Common Stock under the Flushing Bank 401(k) Savings Plan.

2. Registration Statement on Form S-8 (Registration No. 333-257162), filed with the SEC on June  17, 2021, registering the offer and sale of 1,100,000 shares of Common Stock under the Flushing Financial Corporation 2014 Omnibus Incentive Plan and 1,000,000 shares of Common Stock under the Flushing Bank 401(k) Savings Plan.

3. Registration Statement on Form S-8 (Registration No.  333-219707), filed with the SEC on August 4, 2017, registering the offer and sale of 672,000 shares of Common Stock under the Flushing Financial Corporation 2014 Omnibus Incentive Plan and 600,000 shares of Common Stock under the Flushing Bank 401(k) Savings Plan.

4. Registration Statement on Form S-8 (Registration No. 333-198021), filed with the SEC on August 11, 2014, registering the offer and sale of 1,100,000 shares of Common Stock (and related rights) under the Flushing Financial Corporation 2014 Omnibus Incentive Plan.

The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements. These Post-Effective Amendments are being filed in accordance with undertakings made by the Registrant in Part II of the Registration Statements to remove from registration, by means of post-effective amendments, any securities that had been registered for issuance but remain unsold at the termination of the offerings.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Red Bank, State of New Jersey, on June 1, 2026.

FLUSHING FINANCIAL CORPORATION (Registrant)

By: OCEANFIRST FINANCIAL CORP., as successor by merger

/s/ Christopher D. Maher
Name: Christopher D. Maher
Title: Chief Executive Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.